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[neoware LOGO]                                                  PRESS RELEASETED

FOR IMMEDIATE RELEASE

        NEOWARE APPOINTS KLAUS BESIER AS CEO AND NAMES MICHAEL KANTROWITZ
                        EXECUTIVE CHAIRMAN OF THE BOARD

KING OF PRUSSIA, Pa., October 30, 2006 -- Neoware, Inc. (Nasdaq: NWRE), the leading supplier of thin client software and devices, today announced that Klaus Besier has been named Chief Executive Officer and that Michael Kantrowitz has been named Executive Chairman of the Board.

Mr. Kantrowitz served as CEO of Neoware since February 2000, and as Chairman and CEO since 2002. During his tenure as CEO, Neoware grew revenues from $10 million to over $100 million. Under Mr. Kantrowitz's leadership, Neoware's market share of the thin client segment of the PC industry grew from under five percent to approaching 20 percent, and Neoware's cash and marketable securities grew from under $1 million to over $100 million, with no debt.

"Klaus brings to Neoware solid experience in growing technology companies," commented Michael Kantrowitz, Neoware's Chairman of the Board. "As a $100 million company, both our future challenges and our opportunities are greater today than at any time in the Company's history. We're providing Klaus the resources he needs to grow this business beyond $100 million by naming him CEO. As executive Chairman of the Board I will focus on initiatives that can build our business strategically in order to return the greatest possible value to our shareholders."

"Mike and his team have built Neoware to a $100 million business in a short time period," commented Klaus Besier, President and CEO of Neoware. "As Neoware enters its next phase of growth, I am excited to provide the leadership that will enable Neoware to address the issues it will encounter and capitalize on its prospects. I am excited about the opportunity that Neoware has to grow its business and to build upon its leadership position."

Mr. Besier has served as a director of the Company since December 2005 and as President since July 2006. He served as President and Chief Executive Officer of FirePond, Inc., a global provider of e-business solutions for managing multi-channel selling, from 1997 until his retirement in December 2003 after the sale of the company. Prior to joining FirePond, he served as President and Chief Executive Officer of SAP America, Inc., the largest subsidiary of SAP AG, a provider of business application software, from 1991 to 1996. Before joining SAP America, Mr. Besier was General Manager and Corporate Vice President of a subsidiary of Hoechst Celanese, a global chemicals and fiber conglomerate. He holds a bachelor's degree in business management and finance from the University of Economics in Berlin.

About Neoware

Neoware, Inc. (Nasdaq:NWRE), provides enterprises throughout the world with thin client computing devices, software that turns PCs into thin clients, and services that adapt thin client technology to virtually any enterprise computing environment. Neoware's software powers, manages and secures thin client devices and traditional personal computers, enabling them to run

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Windows(r) and Web applications across a network, stream operating systems on demand, and connect to mainframes, mid-range, UNIX and Linux systems. Headquartered in King of Prussia, PA, USA, Neoware has offices in Australia, Austria, China, France, Germany, and the United Kingdom. Neoware's products are available worldwide from select, knowledgeable resellers, as well as via its partnerships with IBM, Lenovo and ClearCube. Neoware can be reached by email at info@neoware.com.

Neoware is a registered trademark of Neoware, Inc. All other names products and services are trademarks or registered trademarks of their respective holders.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: our future challenges and opportunities; providing Mr. Besier with the tools and resources necessary to grow the business; our focus on initiatives to build our business strategically to return value to our shareholders; and the opportunity to grow our business and build on our leadership position. Factors that could cause actual results to differ materially from those predicted in such forward-looking statements include: our ability to retain Mr. Besier; our success in implementing our expanded marketing and sales initiatives and increasing sales to the targeted customers; our inability to manage our expanded organization; our inability to successfully integrate our recent acquisitions; the timing and receipt of future orders; our timely development and customers' acceptance of our products; pricing pressures; rapid technological changes in the industry; growth of overall thin client sales; our ability to maintain our partnerships; our dependence on our suppliers and distributors; increased competition; our continued ability to sell our products through Lenovo to IBM's customers; our ability to attract and retain qualified personnel; adverse changes in customer order patterns; our ability to identify and successfully consummate and integrate future acquisitions; adverse changes in general economic conditions in the U. S. and internationally; risks associated with foreign operations; and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Neoware's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our annual report on Form 10-K for the year ended June 30, 2006.

Neoware is a trademark of Neoware, Inc. All other names products and services are trademarks or registered trademarks of their respective holders.